Rule 424(b)(3)
                                             Registration No. 33-62777


PRICING SUPPLEMENT NO.   17   dated     January 26, 1998



                        THE WALT DISNEY COMPANY


                           Medium-Term Notes


This Pricing Supplement accompanies and supplements the Prospectus dated March 7, 1996, as supplemented by the Prospectus Supplement, dated March 7, 1996 (the "Prospectus Supplement").

The Notes have the following terms (as applicable):

Rate:    / / Fixed Rate   /X/ Floating Rate   / / Zero Coupon
         / / Discount

Form:    /X/ Book-Entry   / / Definitive

Principal Amount:        $150,000,000

Original Issue Price:    99.9937%

CUSIP No:   25468PAS5

Proceeds to the Company:  $149,990,550

Discount or Commission to Agents:   N/A

Original Issue Discount:  0.0063%

Original Issue Date:      January 29, 1998

Stated Maturity:          February 26, 1999

Yield to Maturity:        N/A

Interest Rate Provisions (for Floating Rate Notes):

     Initial Interest Rate:  5.455% per annum

     Base Rate or Rates:
          Commercial Paper Rate
          /X/  LIBOR:
               / /  Reuters Monitor Money Rates Service
               /X/  Dow Jones Telerate Service
               / /  Index Currency
          / /  Treasury Rate
          / /  Prime Rate
          / /  Federal Funds Rate
          / /  CD Rate
          / /  CMT Rate
               / /  Dow Jones Telerate Page 7055
               / /  Dow Jones Telerate Page 7052
                    / /  Week
                    / /  Month
               / /  CMT Maturity Index:
          / /  Other:

     Spread:   Minus 0.17%

     Index Maturity:

        / /  1 Month
        /X/  3 Months
        / /  6 Months
        / /  1 Year
        / /  Other (specify)

Interest Payment Dates:
       / /  Third Wednesday of each month
       / /  Third Wednesday of each March, June,
             September and December
       / /  Third Wednesday of each ________________
             and _________________
       / /  Third Wednesday of each ________________
       /X/  Other (specify)  The first Interest Payment Date shall be
                             April 26, 1998 and thereafter the Interest
                             Payment Dates shall be July 26, 1998,
                             October 26, 1998, January 26, 1999 and at maturity on February 26, 1999 (or, if any such date is not a Business Day, the next Business Day).

Regular Record Dates:

     /X/ Fifteenth day (whether or not a Business Day) immediately preceding the related Interest
            Payment Date
     / /  Other (specify) ________

Interest Payment Period:
     / /  Monthly
     /X/  Quarterly
     / /  Semiannually
     / /  Annually

Interest Reset Period:
     / /  Daily
     / /  Weekly
     / /  Monthly
     /X/  Quarterly
     / /  Semiannually
     / /  Annually

Interest Reset Dates:
     / /  As specified in Prospectus Supplement
     /X/  Other (specify)  Same as Interest Payment Dates (see above)

Interest Determination Date:
     /X/  As specified in Prospectus Supplement
     / /  Other (specify) __________

Calculation Agent:   Citibank, N.A.

Plan of Distribution:  Credit Suisse First Boston Corporation has acted as principal with respect to the purchase of the Notes.